UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2015

BRIDGEPOINT EDUCATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34272	59-3551629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13500 Evening Creek Drive North, San Diego, California	92128
(Address of principal executive offices)	(Zip Code)

(858) 668-2586
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers.
On October 1, 2015, Bridgepoint Education, Inc. (the “Company”) announced that Daniel Devine resigned as the Company’s Executive Vice President and Chief Financial Officer, effective immediately. Mr. Devine will continue to serve in a non-executive officer role during a transition period that is currently anticipated to end on or about December 31, 2015.
Appointment of Kevin Royal as Executive Vice President and Chief Financial Officer
On October 1, 2015, Bridgepoint Education, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Kevin Royal and appointed him the Company’s Executive Vice President and Chief Financial Officer, effective October 1, 2015 (the “Effective Date”).
From April 2009 to May 2015, Mr. Royal was Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Maxwell Technologies, Inc., a developer, manufacturer and marketer of energy storage and power delivery solutions. From May 2005 until April 2009, he was senior vice president and chief financial officer of Blue Coat Systems, Inc., a previously Nasdaq-listed developer and provider of application delivery network technology. From December 1996 until May 2005, he held a series of senior finance positions, culminating with his appointment as vice president and chief financial officer of Novellus Systems, Inc., an S&P 500 company that manufactures, markets and services semiconductor capital equipment. Before he joined Novellus, he spent 10 years with Ernst & Young LLP, where he became a certified public accountant. Mr. Royal currently serves as a director of one private company. Mr. Royal received his Bachelor of Business Administration from Harding University.
There are no family relationships between Mr. Royal and any of the directors or executive officers of the Company, and there are no transactions in which Mr. Royal has an interest requiring disclosure under Item 404(a) of Regulation S-K.
Pursuant to the Employment Agreement, Mr. Royal will be paid an annual base salary of $375,000 and he will be eligible to participate in the Company’s annual cash bonus program, with a target bonus amount equal to fifty percent (50%) of his then-current annual base salary. Mr. Royal will also be eligible to participate in the Company's employee benefit plans and programs, including any savings or profit sharing plans, deferred compensation plans, equity incentive plans, and health, disability, insurance and other plans made available generally to the Company's senior executive officers Subject to approval by the Company’s Board of Directors, Mr. Royal is eligible to receive a signing bonus of restricted stock units with a grant date fair value equal to $250,000 (the “Initial RSUs”), of which fifty percent (50%) will vest on the first (1st) anniversary of the Effective Date and the remaining fifty percent (50%) will vest on the second (2nd) anniversary of the Effective Date, in each case subject to Mr. Royal’s continued employment on those dates. The Initial RSUs will be granted pursuant to the terms of the Company's Amended and Restated 2009 Stock Incentive Plan and the applicable restricted stock unit award agreement thereunder. Subject to approval by the Company’s Board of Directors, Mr. Royal will be eligible to receive equity awards for the 2016 calendar year with a grant date fair value of $500,000.
Mr. Royal will also be eligible to participate in the compensation and benefit programs generally available to the Company’s executive officers.
Upon commencement of his employment, Mr. Royal will also enter into the Company's standard form of indemnification agreement, a copy of which form has previously been filed by the Company as Exhibit 10.33 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Securities and Exchange Commission on March 7, 2012.
The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
10.1#	Employment Agreement, dated October 1, 2015, by and between the Company and Kevin Royal
#             Indicates management contract or compensatory plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2015		Bridgepoint Education, Inc.

	By:	/s/ Diane L. Thompson
Name: Diane L. Thompson
Title: Senior Vice President, Secretary and General Counsel